UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report: February 8, 2005

(Date of earliest event reported)

The Nasdaq Stock Market, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza, New York, New York	10006
(Address of principal executive offices)	(Zip Code)

(212) 401-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The Nasdaq Stock Market, Inc. announced that its net income for the fourth quarter 2004 is $7.4 million and net income for the full year 2004 is $11.4 million. Net income available to common stockholders for the fourth quarter 2004 is $1.6 million. Full year net loss available to common stockholders is $1.8 million. The net income (loss) per share on a basic and diluted basis is $0.02 for the fourth quarter and $(0.02) for the full year. Gross margin (revenues less cost of revenues) for the fourth quarter is $121.4 million. Gross margin for the full year 2004 is $484.6 million. Total expenses are $121.4 million for the fourth quarter and $476.4 million for the full year 2004.

Included in both the 2004 fourth quarter and full year results are the following:

•	a one-time non-cash charge to retained earnings of $3.9 million associated with the exchange of all of our outstanding shares of Series A Cumulative Preferred Stock for newly issued shares of Series C Cumulative Preferred Stock;

•	pre-tax charges in total expenses of $25.5 million in the fourth quarter and $62.6 million for the full year associated with our continuing efforts to improve efficiencies and reduce operating expenses; and

•	a pre-tax gain included in discontinued operations of $15.1 million related to the release of a reserve for potential claims established in December 2003 in conjunction with the transfer of our ownership of Nasdaq Europe.

The items listed above, in total, reduced earnings per share by $0.13 for the fourth quarter and $0.41 for the full year 2004. Nasdaq intends to issue a press release with complete fourth quarter and full year 2004 results on Thursday, February 24, 2005 after the market close.

The information set forth under “Item 2.02 Results of Operations and Financial Condition” is intended to be furnished pursuant to Item 2.02. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2005

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Ronald Hassen
Ronald Hassen
Senior Vice President,
Controller and Treasurer

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